UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2007

RAFAELLA APPAREL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-138342	20-2745750
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1411 Broadway
New York, New York 10018
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 403-0300

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On May 31, 2007, Rafaella Apparel Group, Inc. (“Rafaella”) commenced a cash tender offer to purchase up to $16,067,000 in aggregate principal amount at maturity of its outstanding 11.25% Senior Secured Notes due 2011 (the “Senior Notes”) issued by Rafaella pursuant to the Indenture dated June 20, 2005, as amended (the “Purchase Offer”).

The Purchase Offer is scheduled to expire at 5:00 p.m., New York City time, on June 28, 2007.  The price that Rafaella will pay for Senior Notes that are tendered and accepted for payment will be an amount equal to 101% of the principal amount of the Senior Notes plus accrued and unpaid interest up to but excluding the payment date (June 29, 2007).  Holders who tender Senior Notes will not be able to withdraw or revoke them after five (5) business days before the expiration date, or June 21, 2007.

Only Senior Notes properly tendered and not properly withdrawn will be purchased, and only on the terms and conditions contained in the offer to purchase.  However, because Rafaella is only purchasing up to $16,067,000 in aggregate principal amount at maturity of the Senior Notes, all of the Senior Notes tendered may not be purchased if Senior Notes in excess of $16,067,000 of principal amount at maturity are tendered.

Rafaella has engaged The Bank of New York to act as the paying agent in respect to the Purchase Offer.

A copy of the press release, dated May 31, 2007, announcing the transaction is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits.

Exhibit No.	Description

99.1	Press release dated May 31, 2007

SIGNATURES

The Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Rafaella Apparel Group, Inc.

Date: May 31, 2007	By:	/s/ Chad J. Spooner
Chad J. Spooner Chief Financial Officer